Exhibit 99.1

Amazing Energy Announces Acquisition of Kansas Assets

AMARILLO, TX / September 19, 2017 / Amazing Energy Oil and Gas Co. (AMAZ) ("Amazing", "Amazing Energy", or "the Company"), today announced that it has acquired acreage located in Butler County, Kansas for $600,000 from E-Land Ventures, LLC. The acquisition closed on September 18, 2017.

Acquisition Highlights

•	Amazing Energy acquires 87.5% working interest/80% Net Revenue Interest in approximately 848 net effective acres, which includes rights to an additional 2,300 acres optioned around the primary lease.

•	Stacked-pay potential with approximately 20 wells per producing zone per 40 acre spacing gross drilling location on initial acreage targeting the Bartlesville Sand, Simpson Sand and Arbuckle zones.

•	Target zones are 3,500 feet deep where oil recoveries can commonly exceed 15,000 barrels per surface acre per producing zone.

•	2D Swath Seismic has been shot and processed identifying a Horst Block with multiple potential drilling locations.

"We are incredibly excited about the acquisition of these Kansas assets," stated Will McAndrew, CEO of Amazing. "We have been able to add another area of stacked pay zones to our lease holdings providing for additional future well-bore diversification and developmental runway. The assets are very complementary to Amazing's existing profile supporting our investment thesis of being in well-defined and multi-pay location where we have established relationships at the field level."

About Amazing Energy Oil and Gas

Amazing Energy Oil and Gas, Co. is an independent oil and gas exploration and production company based in Amarillo, TX. The Company operates leaseholds in the Permian Basin of West Texas where it has rights within a 70,000-acre leasehold in Pecos County, TX as well as Mid-Continent leaseholds in Kansas. The Company primarily engages in the acquisition and exploitation of oil and natural gas properties with focus on well-defined plays containing stacked pay zones. More information may be found on Amazing Energy's website at www.amazingenergy.com.

Forward Looking Statements
Certain statements included in this press release are intended as "forward-looking statements." These statements include assumptions, expectations, predictions, intentions or beliefs about future events. Amazing Energy cautions that actual future events and results may vary materially from those expressed or implied in any forward-looking statements. Information concerning these and other factors can be found in the Company's filings with the SEC, including its Forms 10-K, 10-Q and 8-K, which can be obtained on the SEC's web site at http://www.sec.gov.

Any forward-looking statements made in this press release speak only as of the date of this release and, except as required by law, Amazing Energy undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company's expectations or any related events, conditions or circumstances change.

Investor Relations Contact

Derek Gradwell
MZ Group
SVP Natural Resources
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us